RCI Reports 4Q25 & FY25 Club & Restaurant Sales and Development Updates
HOUSTON—October 9, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal fourth quarter and year ended September 30, 2025. Sales do not include non-core operations and are subject to final closing. Full 4Q25 and FY25 financial results will be reported in our annual report on Form 10-K.
Eric Langan, President and CEO of RCI, commented: “Total FY25 Nightclubs sales held relatively steady year-over-year, as acquisitions and club reformatting partially offset same-store sales declines and the impact of closures.”
“Following the 1Q25 divestiture of underperforming Bombshells locations, restaurant sales improved sequentially, supported by successful openings in Denver and Lubbock and a change in management.”
“Despite strong team execution, persistent economic uncertainty has made it challenging to fully offset traffic-driven pressure on same-store sales across both clubs and restaurants.”
Development Updates
Mr. Langan also announced several positive developments:
1.Dallas Showclub is set to reopen tonight as the reformatted XTC 2.0, a BYOB concept. The club’s closure last month impacted 4Q25 sales.
2.Contracts to sell non-income producing and underperforming properties are in the final stages of negotiation. Proceeds would reduce debt and generate cash.
3.The last Bombshells under development is on track to open this December in Rowlett, TX.
4.A critical zoning change has been received for the reconstruction and reopening of Baby Dolls Fort Worth, which was lost to fire in July 2024.
5.Nearly all construction plans and studies have been approved for the renovation of a property in West Fort Worth to create another Baby Dolls club that will be similar to the Dallas location.
“Successful completion of these developments will enable us to generate new revenues and deploy more cash toward acquisitions, stock buybacks, debt paydown, and dividends in line with our ‘Back to Basics’ Capital Allocation Plan,” Mr. Langan said.
Club & Restaurant Sales ($ in Millions)

4Q25	Total Sales	Total Sales vs. 4Q24	Same-Store Sales vs. 4Q24
Nightclubs	$60.5	+0.4%	-4.4%
Bombshells	$9.4	-21.2%	-19.5%
Combined	$69.8	-3.1%	-6.3%
Nightclubs (60 locations contributing to 4Q25 sales): Total sales included $3.2 million from four newly acquired clubs (Flight Club in Detroit, MI, January 2025; Platinum West in West Columbia, SC, early April 2025; Platinum Plus in Allentown, PA, mid-June 2025; and Rick’s Cabaret & Steakhouse in Central City, CO, late June 2025), and sales from two smaller rebranded/reformatted Texas clubs not in SSS. These six clubs in part offset the SSS decline and reduced sales from the closing of Dallas Showclub in 4Q25 for reformatting and Baby Dolls Fort Worth due to fire in 4Q24.

Bombshells (11 locations contributing to 4Q25 sales): Total sales primarily reflected the divestiture and closing of five underperforming locations in 4Q24 and 1Q25 and the SSS decline, partially offset by the opening of new locations in Denver, CO, in January 2025 and Lubbock, TX, in early July 2025.

FY25	Total Sales	Total Sales vs. FY24	Same-Store Sales vs. FY24
Nightclubs	$240.8	-0.6%	-2.1%
Bombshells	$35.8	-29.2%	-13.6%
Combined	$276.6	-5.5%	-3.5%
Notes: Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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